Exhibit 99.1
Monroe Capital Corporation BDC Announces Fourth Quarter and Full Year 2024 Results
CHICAGO, IL, March 3, 2025 – Monroe Capital Corporation (NASDAQ: MRCC) today announced its financial results for the fourth quarter and full year ended December 31, 2024. The Board of Directors of Monroe also declared its first quarter distribution of $0.25 per share, payable on March 31, 2025 to stockholders of record on March 14, 2025.
Except where the context suggests otherwise, the terms “Company,” “we,” “us,” and “our” refer to Monroe Capital Corporation (together with its subsidiaries).
Fourth Quarter 2024 Financial Highlights
•Net Investment Income ("NII") of $6.0 million, or $0.28 per share
•Adjusted Net Investment Income (a non-GAAP measure described below) of $6.2 million, or $0.29 per share
•Net increase (decrease) in net assets resulting from operations of $(1.7) million, or $(0.08) per share
•Net Asset Value (“NAV”) of $191.8 million, or $8.85 per share
•Paid quarterly dividend of $0.25 per share on December 30, 2024
•Current annual cash dividend yield to stockholders of approximately 11.4%(1)

Full Year 2024 Financial Highlights
•NII of $24.5 million, or $1.13 per share
•Adjusted Net Investment Income (a non-GAAP measure described below) of $25.0 million, or $1.15 per share
•Net increase in net assets resulting from operations of $9.7 million, or $0.45 per share
Chief Executive Officer Theodore L. Koenig commented, “We are pleased to announce that we paid a $0.25 per share dividend during the fourth quarter. Our predominantly first lien portfolio continued to generate attractive risk-adjusted returns during the fourth quarter, with Adjusted Net Investment Income supporting a compelling 11.4% annualized dividend yield. We remain committed to prudent portfolio management, with a focus on maintaining the portfolio's asset quality across varying economic environments.”
Monroe Capital Corporation is a business development company affiliate of the award-winning private credit investment firm and lender, Monroe Capital LLC.
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(1) Based on an annualized dividend and closing share price as of February 28, 2025.

Management Commentary
Adjusted Net Investment Income totaled $6.2 million, or $0.29 per share for the quarter ended December 31, 2024, a decrease from $6.6 million, or $0.31 per share for the quarter ended September 30, 2024. NAV decreased by $0.33 per share, or 3.6%, to $191.8 million or $8.85 per share as of December 31, 2024, compared to $198.9 million or $9.18 per share as of September 30, 2024. The decrease in NAV this quarter was primarily the result of net unrealized losses associated with a certain portfolio company, partially offset by NII in excess of the dividend paid during the quarter.
At quarter end, the Company's debt-to-equity leverage increased from 1.50 times debt-to-equity at September 30, 2024 to 1.53 times debt-to-equity at December 31, 2024 as a result of the timing of certain portfolio company paydowns. These proceeds were used to pay down the revolving credit facility subsequent to year-end. We continue to focus on managing our investment portfolio and selectively redeploying capital resulting from future repayments.
Selected Financial Highlights
(in thousands, except per share data)

	December 31, 2024	September 30, 2024
Consolidated Statements of Assets and Liabilities data:	(audited)	(unaudited)
Investments, at fair value	$457,048	$474,259
Total assets	$490,671	$501,862
Net assets	$191,762	$198,893
Net asset value per share	$8.85	$9.18

	For the Quarters Ended
	December 31, 2024	September 30, 2024
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$6,022	$6,481
Adjusted net investment income(2)	$6,185	$6,617
Net gain (loss)	$(7,737)	$(1,515)
Net increase (decrease) in net assets resulting from operations	$(1,715)	$4,966

Per share data:
Net investment income	$0.28	$0.30
Adjusted net investment income(2)	$0.29	$0.31
Net gain (loss)	$(0.36)	$(0.07)
Net increase (decrease) in net assets resulting from operations	$(0.08)	$0.23
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(2) See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from NII to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Summary

	December 31, 2024	September 30, 2024
	(unaudited)
Investments, at fair value	$457,048	$474,259
Number of portfolio company investments	91	94
Percentage portfolio company investments on non-accrual(3)	3.4%	3.1%
Weighted average contractual yield(4)	10.2%	11.0%
Weighted average effective yield(4)	10.2%	11.0%

Asset class percentage at fair value:
First lien loans	79.1%	80.0%
Junior secured loans	6.5%	6.4%
Equity securities	14.4%	13.6%
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(3) Represents portfolio loans or preferred equity investments on non-accrual status as a percentage of total investments at fair value.
(4) Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity investments).
Financial Review
Results of Operations: Fourth Quarter 2024
NII for the quarter ended December 31, 2024 totaled $6.0 million, or $0.28 per share, compared to $6.5 million, or $0.30 per share, for the quarter ended September 30, 2024. Adjusted Net Investment Income was $6.2 million, or $0.29 per share, for the quarter ended December 31, 2024, compared to $6.6 million, or $0.31 per share, for the quarter ended September 30, 2024. Excluding the impact of the incentive fee limitations of $(1.2) million and $(0.7) million for the quarters ended December 31, 2024 and September 30, 2024, respectively, Adjusted Net Investment Income totaled $5.0 million, or $0.23 per share for the quarter ended December 31, 2024, a decrease from $5.9 million, or $0.27 per share for the quarter ended September 30, 2024. Please refer to the Company’s Form 10-K for additional information on the Company's incentive fee structure and calculation.
Total investment income for the quarter ended December 31, 2024 totaled $14.0 million, compared to $15.7 million for the quarter ended September 30, 2024. Total investment income decreased by $1.7 million primarily due to the declining interest rate environment. The decrease in average invested assets and lower other income also contributed to the decrease in total investment income.
Total expenses for the quarter ended December 31, 2024 were $8.0 million, compared to $9.2 million for the quarter ended September 30, 2024. Excluding the impact of the incentive fee limitations, total expenses decreased by $0.7 million primarily due to lower interest and other debt financing expenses associated with the lower interest rate environment and a decrease in average debt outstanding during the quarter.
Net gain (loss) was $(7.7) million for the quarter ended December 31, 2024, compared to $(1.5) million for the quarter ended September 30, 2024. Unrealized losses associated with the change in fair value for a certain portfolio company was the primary driver of the net loss on investments during the quarter ended December 31, 2024.
The Company's average portfolio mark decreased by 1.7%, from 93.9% of amortized cost as of September 30, 2024 to 92.2% of amortized cost as of December 31, 2024.
Net increase (decrease) in net assets resulting from operations was $(1.7) million, or $(0.08) per share, for the quarter ended December 31, 2024, compared to $5.0 million, or $0.23 per share, for the quarter ended September 30, 2024.

Results of Operations: Full Year 2024
NII for the year ended December 31, 2024 totaled $24.5 million, or $1.13 per share, compared to $23.2 million, or $1.07 per share, for the year ended December 31, 2023. Adjusted Net Investment Income was $25.0 million, or $1.15 per share, for the year ended December 31, 2024, compared to $24.1 million, or $1.11 per share, for the year ended December 31, 2023. Excluding the impact of the incentive fee limitations of $2.9 million for the year ended December 31, 2024 (no incentive fee limitations for the year ended December 31, 2023), Adjusted Net Investment Income totaled $22.1 million, or $1.01 per share, for the year ended December 31, 2024, a decrease from $24.1 million, or $1.11, per share for the year ended December 31, 2023. Please refer to the Company’s Form 10-K for additional information on the Company's incentive fee structure and calculation.
Total investment income for the year ended December 31, 2024 totaled $60.5 million, compared to $64.3 million for the year ended December 31, 2023. The decrease in investment income of $3.8 million during the year ended December 31, 2024, compared to the year ended December 31, 2023, was primarily due to lower interest income and payment-in-kind ("PIK") interest income. The reduction in interest income and PIK interest income was primarily driven by a decrease in average invested assets and the placement of additional portfolio companies on non-accrual status. Lower effective rates on the portfolio resulting from the declining interest rate environment during the second half of the year ended December 31, 2024 also contributed to the decrease in both interest income and PIK interest income. The decrease in interest income and PIK interest income was partially offset by an increase in other income, primarily driven by the reversal of $1.6 million in previously accrued fees related to the former loan investment in IT Global Holding LLC, which was recognized during the year ended December 31, 2023.
Total expenses for the year ended December 31, 2024 were $36.0 million, compared to $41.0 million for the year ended December 31, 2023. Excluding the impact of the incentive fee limitations, total expenses decreased by $2.1 million primarily due to lower interest and other debt financing expenses associated with a decrease in average debt outstanding during the quarter. Lower base management fees associated with the decline in invested assets during the year also contributed to the decrease in total expenses.
Net gain (loss) was $(14.8) million for the year ended December 31, 2024, compared to $(22.9) million for the year ended December 31, 2023. This net loss for the year ended December 31, 2024 was primarily due to mark-to-market losses from certain portfolio companies that were still held as of December 31, 2024. These unrealized losses were partially offset by mark-to-market gains in the rest of the portfolio, driven by spread tightening in the direct lending markets during the year.
The Company's average portfolio mark decreased by 3.4%, from 95.6% of amortized cost as of December 31, 2023 to 92.2% of amortized cost as of December 31, 2024.
Net increase (decrease) in net assets resulting from operations was $9.7 million, or $0.45 per share, for the year ended December 31, 2024, compared to $0.4 million, or $0.02 per share, for the year ended December 31, 2023.
Liquidity and Capital Resources
As of December 31, 2024, the Company had $9.0 million in cash and cash equivalents, $163.9 million of debt outstanding on its revolving credit facility and $130.0 million of debt outstanding on its 2026 Notes. As of December 31, 2024, the Company had approximately $91.1 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

MRCC Senior Loan Fund
MRCC Senior Loan Fund I, LLC ("SLF") is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of December 31, 2024, the Company had made net capital contributions of $42.7 million in SLF with a fair value of $32.7 million, as compared to net capital contributions of $42.7 million in SLF with a fair value of $32.9 million as of September 30, 2024. During the quarter ended December 31, 2024, the Company received dividend income from SLF of $0.9 million, consistent with the $0.9 million received during the quarter ended September 30, 2024. SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. SLF’s average mark on the underlying investment portfolio decreased slightly during the quarter, from 87.0% of amortized cost as of September 30, 2024, to 86.8% of amortized cost as of December 31, 2024.
As of December 31, 2024, SLF had total assets of $104.2 million (including investments at fair value of $98.0 million), total liabilities of $38.7 million (including borrowings under the $110.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $38.2 million) and total members’ capital of $65.5 million. As of September 30, 2024, SLF had total assets of $107.8 million (including investments at fair value of $98.7 million), total liabilities of $42.0 million (including borrowings under the SLF Credit Facility of $41.5 million) and total members’ capital of $65.8 million.
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents NII, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as NII does not include gains associated with the capital gains incentive fee.
The following tables provide a reconciliation from NII (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented (in thousands, except per share data):

	For the Quarters Ended
	December 31, 2024		September 30, 2024
	Amount	Per Share Amount	Amount	Per Share Amount
	(unaudited)
Net investment income	$6,022	$0.28	$6,481	$0.30
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	163	0.01	136	0.01
Adjusted Net Investment Income	$6,185	$0.29	$6,617	$0.31

	For the Years Ended
	December 31, 2024		December 31, 2023
	Amount	Per Share Amount	Amount	Per Share Amount
	(unaudited)
Net investment income	$24,532	$1.13	$23,249	$1.07
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	452	0.02	806	0.04
Adjusted Net Investment Income	$24,984	$1.15	$24,055	$1.11
Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Fourth Quarter 2024 Financial Results Conference Call
The Company will host a webcast and conference call to discuss these operating and financial results on Monday, March 3, 2025 at 12:00 p.m. Eastern Time. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (800) 715-9871 approximately 10 minutes prior to the call. Please reference conference ID # 7817000.
For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.
For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the year ended December 31, 2024, which was filed with the SEC (www.sec.gov) on Friday, February 28, 2025.
First Quarter 2025 Distribution
The Board of Directors of the Company declared its first quarter distribution of $0.25 per share, payable on March 31, 2025 to stockholders of record on March 14, 2025. In October 2012, the Company adopted a dividend reinvestment plan that provides for reinvestment of distributions on behalf of its stockholders, unless a stockholder elects to receive cash prior to the record date. When the Company declares a cash distribution, stockholders who have not opted out of the dividend reinvestment plan prior to the record date will have their distribution automatically reinvested in additional shares of the Company’s capital stock. The specific tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the SEC.

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	December 31, 2024	September 30, 2024	December 31, 2023
	(audited)	(unaudited)	(audited)
Assets
Investments, at fair value:
Non-controlled/non-affiliate company investments	$343,835	$355,273	$371,723
Non-controlled affiliate company investments	80,483	86,089	83,541
Controlled affiliate company investments	32,730	32,897	33,122
Total investments, at fair value (amortized cost of: $495,797, $505,008 and $510,876 respectively)	457,048	474,259	488,386
Cash and cash equivalents	9,044	4,070	4,958
Interest and dividend receivable	23,511	22,910	19,349
Other assets	1,068	623	493
Total assets	$490,671	$501,862	$513,186
Liabilities
Debt	$293,900	$299,000	$304,100
Less: Unamortized debt issuance costs	(1,925)	(2,254)	(3,235)
Total debt, less unamortized debt issuance costs	291,975	296,746	300,865
Interest payable	2,903	1,351	3,078
Base management fees payable	1,965	2,006	2,100
Incentive fees payable	—	730	1,319
Accounts payable and accrued expenses	2,066	2,090	2,100
Directors' fees payable	—	46	—
Total liabilities	298,909	302,969	309,462
Net Assets
Common stock, $0.001 par value, 100,000 shares authorized, 21,666, 21,666 and 21,666 shares issued and outstanding, respectively	$22	$22	$22
Capital in excess of par value	297,712	298,127	298,127
Accumulated undistributed (overdistributed) earnings	(105,972)	(99,256)	(94,425)
Total net assets	$191,762	$198,893	$203,724
Total liabilities and total net assets	$490,671	$501,862	$513,186
Net asset value per share	$8.85	$9.18	$9.40

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Quarters Ended		For the Years Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
	(unaudited)		(audited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$8,576	$10,408	$40,787	$46,241
Payment-in-kind interest income	1,379	919	3,877	3,070
Dividend income	237	114	472	305
Other income	310	694	1,306	(679)
Total investment income from non-controlled/non-affiliate company investments	10,502	12,135	46,442	48,937
Non-controlled affiliate company investments:
Interest income	1,300	1,202	4,963	5,140
Payment-in-kind interest income	1,247	1,402	5,284	6,337
Dividend income	56	56	220	283
Other income	18	—	18	—
Total investment income from non-controlled affiliate company investments	2,621	2,660	10,485	11,760
Controlled affiliate company investments:
Dividend income	900	900	3,600	3,600
Total investment income from controlled affiliate company investments	900	900	3,600	3,600
Total investment income	14,023	15,695	60,527	64,297
Operating expenses:
Interest and other debt financing expenses	5,113	5,517	21,917	22,847
Base management fees	1,965	2,006	8,056	8,603
Incentive fees	—	730	2,449	5,812
Professional fees	196	239	902	719
Administrative service fees	282	270	1,011	940
General and administrative expenses	233	270	964	1,174
Directors' fees	49	46	244	147
Total operating expenses	7,838	9,078	35,543	40,242
Net investment income before income taxes	6,185	6,617	24,984	24,055
Income taxes, including excise taxes	163	136	452	806
Net investment income	6,022	6,481	24,532	23,249
Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	283	638	1,431	(38,769)
Foreign currency forward contracts	—	—	—	1,756
Foreign currency and other transactions	—	—	—	(135)
Net realized gain (loss)	283	638	1,431	(37,148)
Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(1,139)	(2,743)	(8,211)	22,154
Non-controlled affiliate company investments	(6,694)	771	(7,656)	(3,990)
Controlled affiliate company investments	(167)	(201)	(392)	(2,387)
Foreign currency forward contracts	—	—	—	(1,507)
Foreign currency and other transactions	(20)	20	—	—
Net change in unrealized gain (loss)	(8,020)	(2,153)	(16,259)	14,270
Net gain (loss)	(7,737)	(1,515)	(14,828)	(22,878)
Net increase (decrease) in net assets resulting from operations	$(1,715)	$4,966	$9,704	$371
Per common share data:
Net investment income per share - basic and diluted	$0.28	$0.30	$1.13	$1.07
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$(0.08)	$0.23	$0.45	$0.02
Weighted average common shares outstanding - basic and diluted	21,666	21,666	21,666	21,666

Additional Supplemental Information:
The composition of the Company’s investment income was as follows (in thousands):

	For the Quarters Ended		For the Years Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
	(unaudited)		(audited)
Interest income	$9,468	$11,303	$44,283	$49,779
Payment-in-kind interest income	2,626	2,321	9,161	9,407
Dividend income	1,193	1,070	4,292	4,188
Other income	328	694	1,324	(679)
Prepayment gain (loss)	173	109	532	553
Accretion of discounts and amortization of premiums	235	198	935	1,049
Total investment income	$14,023	$15,695	$60,527	$64,297
The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the Quarters Ended		For the Years Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
	(unaudited)		(audited)
Interest expense - revolving credit facility	$3,227	$3,630	$14,380	$15,319
Interest expense - 2026 Notes	1,555	1,555	6,220	6,220
Amortization of debt issuance costs	331	332	1,317	1,308
Total interest and other debt financing expenses	$5,113	$5,517	$21,917	$22,847

About Monroe Capital Corporation
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.
About Monroe Capital LLC
Monroe Capital LLC (including its subsidiaries and affiliates, together “Monroe”) is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, alternative credit, structured credit, real estate and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains 11 offices throughout the United States, Asia and Australia.
Monroe has been recognized by both its peers and investors with various awards including Inc's 2024 Founder-Friendly Investors List; Private Debt Investor as the 2023 Lower Mid-Market Lender of the Decade, 2023 Lower Mid-Market Lender of the Year, 2023 CLO Manager of the Year, Americas; Global M&A Network as the 2023 Lower Mid-Markets Lender of the Year, U.S.A.; DealCatalyst as the 2022 Best CLO Manager of the Year; Korean Economic Daily as the 2022 Best Performance in Private Debt – Mid Cap; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information and important disclaimers, please visit www.monroecap.com.
Forward-Looking Statements
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
SOURCE:          Monroe Capital Corporation

Investor Contact:	Mick Solimene
Chief Financial Officer and Chief Investment Officer
Monroe Capital Corporation
(312) 598-8401
msolimene@monroecap.com

Media Contact:	Daniel Abramson
BackBay Communications
(857) 305-8441
daniel.abramson@backbaycommunications.com